National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

This 2014 Domestic Marketing Officer Bonus Program (the “Program”) is designed to reward eligible Domestic Marketing officers of National Western Life Insurance Company (the “Company”) for their performance in achieving pre-determined sales targets while assisting the Company in managing to its expense and profit criteria. The Program was adopted by the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Committee”) on December 12, 2013.

A Domestic Marketing officer of the Company who is designated by the Committee as a participant in the Program (a “Participant”) shall be eligible to receive a bonus hereunder.

I.	Goals/Performance Payout

1.
The Program incorporates three measurable performance factors: (1) Company sales, which are defined as net placed annualized target premium for domestic Life business and as total placed premium for domestic Annuity business, (2) persistency, and (3) Company expense management. The bonus percentages included in the tables below pertain to Participants who are Domestic Marketing officers at the Vice President level and higher. The bonus percentages for Participants who are Assistant Vice Presidents are determined using one-half of the bonus percentages shown for Vice Presidents and above.

2.
Each of the three performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below)) is 75% for sales performance, 15% for persistency performance, and 10% for expense management performance, for an overall par bonus percentage of 100%. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections. For purposes of the Program, the Base Salary of each Participant is his annual base salary for 2014 (prorated for Participants who are not employed by the Company for the entire 2014 performance period from January 1, 2014 through December 31, 2014) as certified by the Committee in its sole discretion.

II.	Company Sales Component (75%):

1.
The sales component of the Program is subdivided between domestic Life production and domestic Annuity production. For 2014, the Domestic sales goals for the following lines of business of the Company are:

a.
Domestic Life -- $23,500,000 net placed annualized target premium. For purposes of this Program net placed annualized target premium for MaxWealth and Lifetime Returns Select (LTRS) total single premium shall be 14% of actual premium; net placed annualized target premium for Lifetime Returns Solutions (Solutions) and LTRS 5 year pay premium shall be 55% of actual premium; and net placed annualized target premium for Solutions and LTRS 10 year pay premium shall be 85% of actual premium. (NOTE: Net placed annualized premium derived from the sale of Graded death Benefit and rapid issue program results are excluded)

b.	Domestic Annuities -- $800,000,000 total placed premium

Page 1 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

2.
The Company’s New Business Market Summary Report (NWAR60 Report No. 5A (Premium)) will be the source of sales results for purposes of this Program. The bonus percentage corresponding with the domestic Life sales production levels achieved in 2014 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Life Placed Target Premium¹	Bonus %*
$19,500,000	12.5%
$20,300,000	19.0%
$21,100,000	25.5%
$21,900,000	32.0%
$22,700,000	38.5%
$23,500,000	45.0%
$24,700,000	51.5%
$25,900,000	58.0%
$27,100,000	64.5%
Increment for every additional $1,000,000 thereafter	5.0%

¹Net placed annualized premium derived from the sale of Graded Death Benefit and rapid issue program is excluded.
*Reduce by one-half for participants who are Assistant Vice Presidents.

3.
The level shaded in gray represents the Company’s sales goal for the segment for purposes of the Program and represents the par performance level. If the actual results attain this level, the Participant would be eligible to receive a bonus of 45% of Base Salary. If domestic net placed annualized target premium is below the lowest target amount, no bonus percentage will be earned. The bonus percentage shown for each specified amount of net placed annualized target premium applies if actual performance is equal to or greater than the amount shown and is less than the amount shown for the next level. Bonus percentages associated with Life sales are not capped but increase by five percentage points with every additional $1,000,000 of net placed annualized target premium.

Page 2 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

4.	The bonus percentage corresponding with the domestic Annuity sales production levels achieved in 2014 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Annuity Total Placed Premium[1]	Bonus %*
< $600,000,000	0.0%
$600,000,000	20.0%
$700,000,000	25.0%
$800,000,000	30.0%
$900,000,000	35.0%
$1,000,000,000	40.0%
$1,100,000,000	45.0%
Greater than $1,100,000,000	45.0%

1Annuity Total Placed Premium does not include premium ceded to a reinsurance program. Also, any annuity premium resulting from a conservation program is not included.
*Reduce by one-half for participants who are Assistant Vice Presidents.

5.
The level shaded in gray represents the Company’s sales goal for the segment for purposes of the Program and represents the par performance level. If the actual results attain this level, the Participant would be eligible to receive a bonus of 30% of Base Salary. If domestic Annuity total placed premium (not including premium ceded to a reinsurance program or premium resulting from a conservation program) is below the lowest target amount, no bonus percentage will be earned for this segment. The bonus percentage shown for each specified amount of total placed premium applies if actual performance is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level. The bonus percentage for annuity sales is capped at 45% irrespective of sales production above the maximum annuity sales goal.

III.	Persistency Component (15%):

1.	Similar to the sales component, the persistency component of the Program is further subdivided between domestic Life business and domestic Annuity business.

Page 3 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

2.
The 24th month ratio of actual persistency to expected (i.e., pricing) persistency for 2014 as reported in the Company’s Duration Score Listing query will serve as the measure for the domestic Life persistency component of the Program. For purposes of the persistency measurement, the parameters include all writing agents (active and terminated) and all domestic Life business (universal life and traditional). Based upon these persistency performance factors, the bonus percentage corresponding with the domestic Life persistency levels achieved in 2014 will be applied to each Participant’s Base Salary in accordance with the following grid:

Domestic Life Persistency	Bonus %*
Less than 97%	0%
97%	5.0%
100%	7.5%
102%	10.5%
104%	13.5%
106% or greater	15.0%

*Reduce by one-half for participants who are Assistant Vice Presidents.

3.
The Duration Score Listing query (“Durational Totals” report) supports the domestic Annuity line of business for 2014. Therefore, the 24th month ratio of actual persistency to expected (i.e., pricing) persistency as reported in the Company’s Duration Score Listing query for domestic Annuity business will also serve as the measure for the domestic Annuity persistency component of the Program. The bonus percentage corresponding with the domestic Annuity persistency levels achieved in 2014 will be applied to each Participant’s Base Salary in accordance with the following grid:

4.

Annuity Persistency	Bonus %*
Less than 98%	0%
98%	4.5%
99%	6.0%
100%	7.5%
102%	10.5%
104%	13.5%
106% or greater	15.0%

*Reduce by one-half for participants who are Assistant Vice Presidents.

5.
The levels shaded in gray in the two persistency grids above represent the Company’s domestic Life and Annuity persistency goals for the segments for purposes of the Program and represent the par performance level. If the actual results attain this level, the Participant would be eligible to receive an aggregate bonus of 15% of Base Salary. If persistency is below the lowest target amount, no bonus percentage will be earned for the segment. The bonus percentage shown for each specified level of persistency applies if actual performance is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

Page 4 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

IV.	Company Expense Management Component (10%):

1.
The expense component of the Program is based upon a ratio of actual expenses as reported in the Company’s statutory financial statements to a targeted level of expenses based upon historical ratios of domestic life expenses to domestic life premiums and annuity expenses to annuity premiums. For purposes of this measurement, expenses include General Expenses; Taxes, Licenses & Fees; and the Change in Loading as reported in the Company’s statutory income statement.

2.
Targeted expense levels will be determined by applying historical expense-to-premium factors, separately for domestic life and annuity lines of business, to actual premiums during the bonus period. These historical factors are as follows:

LOB Premiums	Expense %
Life:
$90,000,000	20.50%
$100,000,000	18.00%
$110,000,000	15.50%
$120,000,000	13.00%
$130,000,000	10.50%
$140,000,000	8.00%
$150,000,000	7.50%
$160,000,000	7.00%
$170,000,000	6.50%
$180,000,000	6.00%
$190,000,000	5.50%
$200,000,000	5.00%
$210,000,000	4.50%
Annuities:
$300,000,000	4.25%
$400,000,000	4.10%
$500,000,000	3.95%
$600,000,000	3.80%
$700,000,000	3.65%
$800,000,000	3.50%
$900,000,000	3.20%
$1,000,000,000	2.90%
$1,100,000,000	2.60%
$1,200,000,000	2.30%
$1,300,000,000	2.00%
$1,400,000,000	1.70%
$1,500,000,000	1.40%

Page 5 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

3.
Actual expenses will be compared to targeted expenses for purposes of determining a ratio. The “par” ratio of actual expenses to targeted expenses is 100% for this bonus component. The bonus percentage corresponding with the actual expense to targeted expense ratio achieved will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Ratio of Actual Expense to Targeted Expense	Bonus %*
Above 107.0%	0.00%
105.0% to 107.0%	2.50%
103.0% to 105.0%	5.00%
101.0% to 103.0%	7.50%
99.0% to 101.0%	10.00%
97.0% to 99.0%	12.50%
95.0% to 97.0%	15.00%
Less than 95.0%	15.00%

*Reduce by one-half for participants who are Assistant Vice Presidents.

4.
The bonus percentage shown for each specified range level applies if the ratio of actual expenses to targeted expenses achieved is greater than the lower limit shown in the level, except for the last level, and is equal to or less than the upper limit shown for the same level.

6.
For purposes of the expense component, special consideration may be given at the discretion of the Compensation Committee for items of an unusual and/or non-recurring nature (e.g., excess pension contributions) that are beyond the control of Company management.

V.	Administration:

1.
Determination of Bonuses.  On a quarterly basis the Committee or the President of the Company (the “President”) shall determine the extent to which the measurable performance factors have been achieved and the bonus percentage for the Participants for 2014. The Committee or the President, as applicable, shall certify such determination in writing. The bonus for each Participant shall be determined by applying the total certified bonus percentage to the Participant’s Base Salary in accordance with the calculation methodology described below. Notwithstanding any contrary provision of the Program, the Committee or the President, in its or his sole discretion, may eliminate or reduce the bonus payable to any Participant below that which otherwise would be payable under the Program formula.

Page 6 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

Bonus amounts under the Program will be calculated quarterly on a cumulative basis using actual year-to-date results compared to prorated performance factors, prorated Base Salary for the calculation period, and a reduction for the amount of prior quarterly bonus payments. The overall quarterly bonus percentage will be capped at 100% of prorated Base Salary for the calculation period. In the event that actual year-to-date results at the end of a quarter are less than the aggregate prior bonus payments to date, no additional bonus will be paid for that quarter. However, bonus amounts paid year-to-date will not be recouped from Participants in the event of a suspension of quarterly payments except at the end of the Program year if unearned. The Company may recoup any excess bonus payments from any other bonus payments (including bonus pool payments) payable hereunder after the end of the Program year, from bonuses under any successor bonus plan or program, or from any other wages or compensation payable to a Participant. A Participant must consent to such recoupment as a condition for participation in the Program.

2.
Timing and Form of Payment.  After the bonus amount for a quarter is certified by the Committee or the President, as applicable, the bonuses shall be paid in cash in a single lump sum within 45 days after the last day of the quarter, provided that the payment (if any) for the fourth quarter shall occur on or after January 1, 2015 and on or before March 15, 2015. Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2015). The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

3.
Bonus Pool. If at the end of the Program year the aggregate bonus percentage exceeds 100%, the incremental percentage above 100% will be applied to the Base Salaries of all Participants to determine a dollar amount to be put into a “pool”. The pool amount will be allocated to Participants based upon the recommendation of the Senior Vice President - Domestic Marketing and as approved by the Committee or the President. The recommendation of the pool allocation by the Senior Vice President - Domestic Marketing must be submitted to the Committee and the President by January 31, 2014. Subject to forfeiture as described below, the pool allocations will be paid out quarterly (25% each quarter) to the designated Participants in the following calendar year (i.e., 2014) with the regular pay period that occurs on or immediately preceding the last day of the quarter. Participants must be currently employed by the Company to receive pool payments. In other words, unpaid pool bonuses will be forfeited by Participants upon termination of employment with the Company. Amounts forfeited by terminated Participants will remain the property of the Company and will not be redistributed among the remaining Participants. Bonus pool payments are intended to qualify as short-term deferrals under section 409A of the Code. The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

Page 7 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

4.	Effect of Termination.

a.
If a Participant terminates employment with the Company for any reason after the end of the 2014 performance period but prior to the date the bonus for such period is paid, the Participant shall be entitled to payment of the bonus determined by the Committee or the President, subject to reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above based on the circumstances surrounding such termination of employment; provided that unpaid bonus pool payments, if any, shall be forfeited in any event as described above.

b.
If a Participant terminates employment with the Company prior to the end of the applicable 2014 Performance Period for any reason other than termination for cause by the Company (as determined by the Committee or the President in its or his discretion), the Committee or the President, as applicable, shall reduce the Participant’s bonus proportionately based on the date of termination (and subject to further reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above based on the circumstances surrounding such termination of employment); provided that unpaid bonus pool payments, if any, shall be forfeited in any event as described above.

c.	If a Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.

d.	If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s beneficiary of record.

5.
Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company. The rights of each Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company. The Program shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.

6.
Committee Administration.  The Program shall be administered by the Committee and, to the extent specified herein, the President. The Committee and, to the extent specified herein, the President shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program. Any determination, decision, or action of the Committee or the President in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument.

Page 8 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

7.	Miscellaneous.

a.	The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.

b.
A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law.

c.	Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.

d.
Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company. Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.

e.
The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.

f.	This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

g.	The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.

h.	Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

i.	This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.

Page 9 of 10        December 12, 2013

National Western Life Insurance Company	2013
Exhibit 10(di)

DOMESTIC MARKETING OFFICER BONUS PROGRAM

Addendum

As noted in sections II. 1. and 2. of the Program, the life sales component excludes net annualized premium derived from the sale of Graded Death Benefit life insurance and the associated rapid issue program (collectively “Supplemental Production”) which are new sales initiatives for calendar year 2014. This Addendum describes the 2014 bonus treatment for Supplemental Production activity.

The following bonus percentages corresponding with Supplemental Production levels achieved in 2014 will be incorporated into the determination of each Participants life sales bonus %:

Supplemental Production Target Premium	Bonus %*
$1,250,000	12.5%
$2,250,000	19.0%
$3,250,000	25.5%
$4,250,000	32.0%
$5,250,000	38.5%
$6,250,000	45.0%
$7,250,000	51.5%
$8,250,000	58.0%
$9,250,000	64.5%
$10,250,000 and above	69.5%

*Reduce by one-half for participants who are Assistant Vice Presidents.

The bonus percentage achieved for life domestic sales production in Section II. 2 will be combined with the Supplemental Production bonus percentage achieved in accordance with the above table using a weighted average of their respective premium volumes.

Example

Life sales target premium per Section II .2                    $23.0 million
Supplemental Production target premium per Addendum            $ 2.5 million

Bonus % = ($23.5 million X 38.5%) + ($2.5 million X 19.0%)        = 36.625%
($23.5 million + $2.5 million)

All other Program provisions remain in effect unaltered for the provisions of this Addendum.

Page 10 of 10        December 12, 2013